EXHIBIT "2.3"                 EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                        MIOA ACQUISITION COMPANY I, INC.
                                       AND
                                  CHRIS DOSCHER

           THIS EMPLOYMENT AGREEMENT (the "Agreement") is executed on January 6, 1998 to be effective as of February 1, 1998 (the "Commencement Date") by and between MIOA Acquisition Company I, Inc., a Florida corporation (the "Company"), and Chris Doscher ("Employee").

           WHEREAS, the Company has recently acquired Global Air Charter, Inc. and Global Air Rescue, Inc. and will engage in the business of providing planning, management, and consulting relative to the businesses of these companies (such activities, present and future, being hereinafter referred to as the "Business"); and

           WHEREAS, the Company and Employee desire to enter into this Agreement to assure the Company of the services of Employee for the benefit of the Company and to set forth the respective rights and duties of the parties hereto.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the Company and Employee agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

           1.1 EMPLOYMENT AND TITLE. As of the Commencement Date, the Company employs Employee, and Employee accepts such employment, as President of the Company, all upon the terms and conditions set forth herein.

           1.2 SERVICES. During the Term (as hereinafter defined) hereof, Employee agrees to perform diligently and in good faith such duties and services for the Company as are consistent with the position held by Employee under the direction of the Board of Directors of the Company (the "Board of Directors"). Employee agrees to devote his best efforts and substantially all of his full business time, energies and abilities to the services to be performed hereunder and for the exclusive benefit of the Company. Employee shall be vested with such authority as is generally commensurate with the position of President of the Company.

           1.3 LOCATION. The principal place of employment and the location of Employee's principal office shall be at 15707 Fairchild Drive, Hangar #4, Clearwater, FL 34622 ("Office"); provided, however, Employee shall, when requested by the Board of Directors, or may, if he determines it to be reasonably necessary, perform outside of the Office such services as are reasonably required for the proper execution of his duties under this Agreement.

           1.4 REPRESENTATIONS. Each party represents and warrants to the other that she/it has full power and authority to enter into and perform this Agreement and that her/its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which she/it is a party or under which she/it is bound. Other than as provided herein, each party represents that no consent or approval of any third party is required for her/its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for her/its execution, delivery and performance of this Agreement have been obtained.

                                   ARTICLE II

                                      TERM

           2.1 TERM. The term of Employee's employment hereunder (the "Term") shall commence as of the Commencement Date and shall continue through the third anniversary of the Commencement Date (the "Scheduled Termination Date") unless renewed or earlier terminated pursuant to the provisions of this Agreement. This Agreement shall be automatically renewed for successive one (1) year terms unless the party electing not to renew provides the other party with written notice of such election at least one thirty (30) days prior to the Scheduled Termination Date or the last day of the renewal term, as applicable.

                                   ARTICLE III

                                  COMPENSATION

           3.1 BASE SALARY. As compensation for the services to be rendered by Employee, the Company shall pay Employee, during the Term of this Agreement, an annual base salary of One Hundred Twenty Thousand Dollars ($120,000) provided Company profits and cash flow are sufficient to pay such amount. Such base salary shall accrue monthly (prorated for periods less than a month) and shall be paid every two (2) weeks, in arrears.

           3.2 INCENTIVE COMPENSATION. The Company shall also pay Employee during the term of this Agreement incentive compensation in such amounts and at such times as the compensation committee of the Company deems appropriate.

           3.3 NONQUALIFIED STOCK OPTIONS. Subject to the approval of the stock option committee of the Company and the provisions of Section 3.4, the Company, shall grant to Employee nonqualified options to acquire a number of the Company's restricted common stock which will equal, if converted, up to twenty-four and one-half (24.5) percent of the issued and outstanding common stock of the Company at the time of vesting (the "Option Shares"). The Option Shares will be subject to the following terms and conditions:

           (a) The option price per Option Share will be equal to eighty-five percent (85%) of the book value per share of the Company's common stock for the five (5) business days immediately preceding the vesting date of such Option Shares.

           (b) The Option Shares shall vest at such time as the Company or any of its subsidiaries undertake an initial public offering of their capital stock.

           (c) The right to exercise Option Shares shall expire (unless previously exercised in accordance with the terms of this Section 3.3), within one (1) year of vesting. Vested Option Shares shall be exercisable by Employee, in whole or in part, on or before such expiration by payment in full, in cash, by check or any other consideration permitted by applicable law, to MIOA of the aggregate option price for the Option Shares so acquired.

           (d) All unvested Option Shares shall be subject to immediate forfeiture upon Termination For Cause (as such term is defined in Section
      7.1 hereof).

           (e) In the event of a Termination Without Cause (as such term is defined in Section 7.2 hereof), all unvested Option Shares shall immediately vest in full.

           3.4 BENEFITS. Employee shall be entitled, during the Term hereof, to the same medical, hospital, disability, dental and life insurance coverage and benefits as are available to the Company's other officers.

           3.5 WITHHOLDING. Any and all amounts payable under this Agreement, including, without limitation, amounts payable under this Article III and
Article VII, are subject to withholding for such federal, state and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

                                   ARTICLE IV

                   WORKING FACILITIES, EXPENSES AND INSURANCE

           4.1 WORKING FACILITIES AND EXPENSES. Employee shall be furnished with an office at the principal executive offices of the Company, or at such other location as agreed to by Employee and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The Company shall reimburse Employee for all of Employee's reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations as are in effect from time to time.

           4.2 INSURANCE. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance.

                                    ARTICLE V

                              ILLNESS OR INCAPACITY

           5.1 RIGHT TO TERMINATE. If, during the Term of this Agreement, Employee shall be unable to perform in all material respects her duties hereunder for a period exceeding three (3) consecutive months by reason of illness or incapacity, this Agreement may be terminated by the Company in its reasonable discretion pursuant to Section 7.2 hereof.

           5.2 RIGHT TO REPLACE. If Employee's illness or incapacity, whether by physical or mental cause, renders her unable for a minimum period of thirty (30) consecutive calendar days to carry out her duties and responsibilities as set forth herein, the Company shall have the right to designate a person to replace Employee temporarily in the capacity described in Article I hereof; provided, however, that if Employee returns to work from such illness or incapacity within the three (3) month period following her inability due to such illness or incapacity, she shall be entitled to be reinstated in the capacity described in
Article I hereof with all rights, duties and privileges attendant thereto.

           5.3 RIGHTS PRIOR TO TERMINATION. Employee shall be entitled to his full remuneration and benefits hereunder during such illness or incapacity unless and until an election is made by the Company to terminate this Agreement in accordance with the provisions of this Article.

           5.4 DETERMINATION OF ILLNESS OR INCAPACITY. For purposes of this
Article V, the term "illness or incapacity" shall mean Employee's inability to perform his duties hereunder substantially on a full-time basis due to physical or mental illness as determined by a physician selected by the Company.

                                   ARTICLE VI

                                 CONFIDENTIALITY

           6.1 CONFIDENTIALITY. During the Term of this Agreement and thereafter, Employee agrees to maintain the confidential nature of the Company's trade secrets, including, without limitation, development ideas, acquisition strategies and plans, financial information, records, "know-how", methods of doing business, customer, supplier and distributor lists and all other confidential information of the Company. Employee shall not use (other than in connection with his employment), in any way whatsoever, such trade secrets except as authorized in writing by the Company. Employee shall, upon the termination of his employment, deliver to the Company any and all records, books, documents or any other materials whatsoever (including all copies thereof) containing such trade secrets, which shall be and remain the property of the Company.

           6.2 NON-REMOVAL OF RECORDS. All documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records relating to the Business of the Company which Employee shall prepare or use, or come into contact with, shall be and remain the sole property of the Company and, effective immediately upon the termination of the Employee's employment with the Company for any reason, shall not be removed from the Company's premises without the Company's prior written consent.

                                   ARTICLE VII

                                   TERMINATION

           7.1 TERMINATION FOR CAUSE. This Agreement and the employment of Employee may be terminated by the Company "For Cause" under any one of the following circumstances:

           (a) Employee commits any material act of fraud, misappropriation or theft against the Company.

           (b) Employee's default or breach of any material provision of this Agreement; provided, that Employee shall not be in default or breach hereunder unless she shall have failed to cure such default or breach within thirty (30) days of written notice thereof by the Company to Employee. Employee may be terminated pursuant to this provision if she shall have duly received notice of at least two prior instances of such breach or default (whether or not cured by Employee).

           (c) Employee engages in misconduct in the performance of her duties hereunder; provided, that Employee shall not be in default hereunder unless she shall have failed to cure such default or breach within thirty
      (30) days of written notice thereof by the Company to Employee. Employee may be terminated pursuant to this provision if she shall have duly received notice of at least two prior instances of such breach or default (whether or not cured by Employee).

           (d) Employee is convicted of a felony offense.

           (e) At the election of Employee by giving not less than ninety (90) days written notice to Company.

           A termination For Cause under this Section 7.1 shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of this Agreement.

           7.2 TERMINATION WITHOUT CAUSE. This Agreement and the employment of the Employee may be terminated "Without Cause" as follows:

           (a)  By mutual agreement of the parties hereto.

           (b) At the election of the Company by its giving not less than thirty
      (30) days written notice to Employee in the event of an illness or incapacity described in Article V.

           (c) Upon Employee's death.

           A termination Without Cause under Section 7.2(b) hereof shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of such sections. A termination Without Cause under Sections 7.2(a) hereof shall be automatically effective upon the date of mutual agreement. A termination Without Cause under Sections 7.2(c) hereof shall be effective upon the date of such event takes place.

           7.3 EFFECT OF TERMINATION FOR CAUSE. If Employee's employment is terminated "For Cause":

           (a) Employee shall be entitled to accrued base salary under Section
      3.1 hereof through the date of termination.

           (b) Employee shall be entitled to receive all benefits as would have been awarded under Section 3.4 hereof through the date of termination, which benefits shall be awarded as and when the same would have been awarded under the Agreement had it not been terminated.

           (c) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of
      Section 4.1 hereof.

           (d) All incentive compensation and unvested Option Shares under Sections 3.2 and 3.3 hereof shall be forfeited.

           (e) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.

           (f) Notwithstanding anything herein to the contrary, if Employee terminates her employment pursuant to Section 7.1(e) above, she hereby agrees to remain personally responsible for performing, without compensation, all duties and responsibilities that she would otherwise have in regard to all Company client contracts through the terms of such contracts.

           7.4 EFFECT OF TERMINATION WITHOUT CAUSE. If Employee's employment is terminated "Without Cause":

           (a) Employee shall be entitled to accrued base salary under Section
      3.1 hereof through the date of termination.

           (b) Employee shall be entitled to receive all benefits as would have been awarded under Section 3.4 hereof through the date of termination, which benefits shall be awarded as and when the same would have been awarded under the Agreement had it not been terminated.

           (c) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of
      Section 4.1 hereof.

           (d) Employee shall be entitled to receive all amounts of incentive compensation as would have been payable under Section 3.2 hereof through the original term of the Agreement, which amounts shall be paid as and when the same would have been paid under the Agreement had it not been terminated.

           (e) All unvested Option Shares under Section 3.3 hereof shall immediately vest in full.

           (f) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.

                                  ARTICLE VIII

                      NON-COMPETITION AND NON-INTERFERENCE

           8.1 NONCOMPETITION; CONFIDENTIALITY. Subject to the Closing, and as an inducement to Company to execute this Agreement and in order to preserve the goodwill associated with the business of the Company and in addition to and not in limitation of any covenants contained in any agreement executed and delivered herewith, Employee hereby covenants and agrees as follows:

                a. COVENANT NOT TO COMPETE. For a period of four (4) years from the Closing Date, Employee will not directly or indirectly:

                     (1) be employed by, engage in, continue in or carry on any business which competes with the business of the Company or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                     (2) be employed by, consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Company in any aspect with respect to the business of the Company, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                     (3) offer employment to an employee of the Company, without the prior written consent of the Company; or

                     (4) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Company or its business;

           provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend worldwide due to the nature of the Company's business. The parties agree that the Company may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                b. COVENANT OF CONFIDENTIALITY. Employee shall not at any time, except as explicitly requested by the Company, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the business of the Company or the Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all trade rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, services, products, marketing and other business methods, not previously disclosed to the public directly by Company.

                c. EQUITABLE RELIEF FOR VIOLATIONS. Employee agrees that the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of the Company and that any violation or breach of these provisions will result in irreparable injury to the Company for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, MIOA shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section.

           8.2 SEVERABILITY. If any covenant or provision contained in Article VIII is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitral or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in this Article VIII, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

                                   ARTICLE IX

                                  MISCELLANEOUS

           9.1 NO WAIVERS. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

           9.2 NOTICES. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

      IF TO THE COMPANY:       MIOA Acquisition Company I, Inc.
                               1903 S. Congress Ave., #400
                               Boynton Beach, FL  33463

      WITH A COPY TO:          Medical Industries of America, Inc.
                               1903 S. Congress Ave., #400
                               Boynton Beach, FL 33463
                               Attn: Paul C. Pershes, President

      IF TO EMPLOYEE:          Chris Doscher
                               __________________________________

                               __________________________________

      Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered,
(ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

           9.3 SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

           9.4 SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.

           9.5 ENTIRE AGREEMENT. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

           9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

           9.7 SECTION HEADINGS. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

           9.8 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

           9.9 GENDER. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "he" or "his" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

           9.10 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

           9.11 ENFORCEMENT. Notwithstanding anything herein to the contrary, all claims and disputes relating to this Agreement shall be subject to confidential binding arbitration in accordance with the National Health Lawyers Association Alternative Dispute Resolution Rules of Procedure for Arbitration then in force and with individuals knowledgeable of the medical industry serving as arbitrators. Written notice of demand for arbitration shall be filed with the other party to the Agreement and with the National Health Lawyers Association in Washington, D.C., within a reasonable time after the dispute has arisen. In the event either party resorts to legal action to enforce the arbitration results or any other provision of this Agreement, the prevailing party shall be entitled to recover the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

                                    ARTICLE X

                                    SURVIVAL

           10.1 SURVIVAL. The provisions of Articles VI, VII, VIII, and IX, of this Agreement shall survive the termination of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               MIOA Acquisition Company I, Inc.,
                                 a Florida corporation

                               By: /s/ RANDY LUBINSKY
                               Title:  CEO

                               EMPLOYEE

                               /s/ CHRIS DOSCHER
                                   Chris Doscher